                                 AMENDMENT NO. 4
          AMENDED AND RESTATED MASTER ADMINISTRATIVE SERVICES AGREEMENT


         The Amended and Restated Master Administrative Services Agreement (the "Agreement"), dated July 1, 2004, by and between A I M Advisors, Inc., a Delaware corporation, and AIM Funds Group, a Delaware statutory trust, is hereby amended as follows:

                              W I T N E S S E T H:


         WHEREAS, the parties desire to amend the Agreement to delete AIM Premier Equity Fund from the Agreement;

         NOW, THEREFORE, the parties agree as follows:

         1. Appendix A to the Agreement is hereby deleted in its entirety and replaced with the following:

                                   "APPENDIX A

                                 FEE SCHEDULE TO
          AMENDED AND RESTATED MASTER ADMINISTRATIVE SERVICES AGREEMENT
                                       OF
                                 AIM FUNDS GROUP


PORTFOLIOS                                           EFFECTIVE DATE OF AGREEMENT
------------------------------------                 ---------------------------
AIM Basic Balanced Fund                                     July 1, 2004

AIM European Small Company Fund                             July 1, 2004

AIM Global Value Fund                                       July 1, 2004

AIM International Small Company Fund                        July 1, 2004

AIM Mid Cap Basic Value Fund                                July 1, 2004

AIM Select Equity Fund                                      July 1, 2004

AIM Small Cap Equity Fund                                   July 1, 2004"


         The Administrator may receive from each Portfolio reimbursement for costs or reasonable compensation for such services as follows:

Rate*                     Net Assets
------                    ------------------
0.023%                    First $1.5 billion
0.013%                    Next $1.5 billion
0.003%                    Over $3 billion

*Annual minimum fee is $50,000. An additional $10,000 per class of shares is charged for each class other than the initial class. The $10,000 class fee is waived for any of the above Portfolios with insufficient assets to result in the payment of more than the minimum fee of $50,000."

         2. All other terms and provisions of the Agreement not amended herein shall remain in full force and effect.

Dated: April 10, 2006

                                             A I M ADVISORS, INC.


Attest:  /s/ Stephen R. Rimes                By:  /s/ Mark H. Williamson
         ----------------------------             ------------------------------
             Assistant Secretary                      Mark H. Williamson
                                                      President


(SEAL)


                                             AIM FUNDS GROUP


Attest:  /s/ Stephen R. Rimes                By:  /s/ Robert H. Graham
         ----------------------------             ------------------------------
              Assistant Secretary                     Robert H. Graham
                                                      President


(SEAL)